Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
February 23, 2017 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

Nordstrom Fourth Quarter and Fiscal 2016 Earnings Exceeded Expectations
Achieved Record Sales of $14.5 Billion, Operating Model Improvements

SEATTLE, Wash. (February 23, 2017) – Nordstrom, Inc. (NYSE: JWN) today reported fourth quarter earnings that exceeded expectations, reflecting continuous improvements to its operating model. Earnings per diluted share for the fourth quarter ended January 28, 2017 was $1.15, and when excluding the fourth quarter tax effect of the Trunk Club goodwill impairment, adjusted earnings per diluted share was $1.37. Fourth quarter results also included a non-operational gain of $0.10, which was not reflected in the Company's outlook. Net sales increased 2.4 percent and comparable sales decreased 0.9 percent.
For fiscal 2016, earnings per diluted share of $2.02 exceeded the Company's expectations driven by continued operational efficiencies in inventory and expense execution. Excluding the Trunk Club impairment charge, adjusted earnings per diluted share was $3.14, above the Company's outlook of $2.85 to $2.95. Net sales increased 2.9 percent and comparable sales decreased 0.4 percent.
In 2016, the Company reached record sales of $14.5 billion, achieving the following milestones in executing its growth plans:

•	continued market expansion into Canada for a total of five full-line stores, including two Toronto store openings in fall 2016, contributed $300 million in total sales

•	Nordstrom.com sales reached over $2.5 billion, representing approximately 25 percent of Nordstrom full-price sales

•
Nordstrom Rack sales grew 11 percent to $4.5 billion driven by 21 new store openings and 32 percent online growth; Nordstromrack.com/HauteLook reached $700 million, representing over 15 percent of off-price sales

•	Nordstrom Rewards active customers increased by 56 percent to 7.8 million; sales from Nordstrom Rewards customers represented 44 percent of sales

•	generated $1.6 billion in operating cash flow and $0.6 billion in free cash flow
FOURTH QUARTER SUMMARY

•
Fourth quarter net earnings were $201 million and earnings before interest and taxes (EBIT) was $424 million, or 10.0 percent of net sales, compared with net earnings of $180 million and EBIT of $324 million, or 7.8 percent of net sales for the same period in fiscal 2015.

•	Retail EBIT increased $84 million compared with the same quarter last year, reflecting non-operational items in 2016 and 2015. Excluding these items, Retail EBIT increased $12 million, or 3.3 percent.

•	Credit EBIT increased $16 million, primarily due to higher credit card revenues.

•
Total Company net sales of $4.2 billion for the fourth quarter increased 2.4 percent compared with net sales of $4.1 billion during the same period in fiscal 2015. Total Company comparable sales for the fourth quarter decreased 0.9 percent.

•	In the Nordstrom brand, including U.S. and Canada full-line stores and Nordstrom.com, net sales, when combined with Trunk Club, decreased 1.1 percent and comparable sales decreased 2.7 percent.

•
Across U.S. full-line stores and Nordstrom.com, the top-performing merchandise categories were Women's Apparel and Beauty. The younger customer-focused departments in Women's Apparel continued to outperform, reflecting strength in denim and collaborations with new and emerging limited distribution brands. The East was the top-performing geographic region.

•
In the Nordstrom Rack brand, which consists of Nordstrom Rack stores and Nordstromrack.com/HauteLook, net sales increased 10.7 percent and comparable sales increased 4.3 percent. The East was the top-performing geographic region.

•
Retail gross profit, as a percentage of net sales, of 36.0 percent increased 112 basis points compared with the same period in fiscal 2015, reflecting strong inventory execution in addition to reduced competitive markdowns. Inventory declined 2.5 percent which reflected a positive spread of 5 percentage points relative to sales growth.

•
Selling, general and administrative expenses, as a percentage of net sales, of 27.6 percent decreased 60 basis points compared with the same period in fiscal 2015 primarily due to asset impairment charges of $50 million in 2015 and a non-operational legal settlement gain of $22 million in 2016. This was partially offset by performance-related costs associated with company performance.

•
During the quarter, the Company repurchased 4.0 million shares of its common stock for $189 million. A total of approximately $1.0 billion remains under existing share repurchase board authorizations, including the recent February 2017 authorization. The actual number, price, manner and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

FULL YEAR SUMMARY

•
Full year net earnings were $354 million and EBIT was $0.8 billion, or 5.6 percent of net sales, compared with net earnings of $600 million and EBIT of $1.1 billion, or 7.8 percent of net sales, for the same period in fiscal 2015.

•
Retail EBIT decreased $210 million relative to last year, primarily due to asset impairment charges and other non-operational items in 2016 and 2015. Excluding these items, Retail EBIT decreased $55 million, or 5.7 percent, primarily due to higher technology and fulfillment costs supporting multi-channel growth.

•	Credit EBIT decreased $86 million relative to last year due to the revenue-sharing program associated with the sale of the credit card receivables in October 2015.

•
Total Company net sales of $14.5 billion for fiscal year 2016 increased 2.9 percent compared with net sales of $14.1 billion during the same period in fiscal 2015. Total Company comparable sales for the fiscal year 2016 decreased 0.4 percent.

•	Retail gross profit, as a percentage of net sales, of 34.9 percent decreased 7 basis points compared with fiscal 2015.

•
Selling, general and administrative expenses, as a percentage of net sales, of 29.8 percent increased 19 basis points compared with fiscal 2015. The Company made meaningful progress in improving operational efficiencies, reflected by moderated expense growth related to technology, supply chain and marketing of 10 percent, relative to an annual average of 20 percent over the past five years.

•
Return on invested capital (ROIC) for the 12 months ended January 28, 2017 was 8.4 percent compared with 10.7 percent in the prior 12-month period. This decrease was primarily due to the non-cash goodwill impairment of Trunk Club. Excluding this impairment, adjusted ROIC of 11.7 percent increased 97 basis points, benefiting from the sale of the credit card receivables. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below. Additionally, the impact of the impairment on ROIC is quantified.

EXPANSION UPDATE
Nordstrom has announced plans to open the following stores in fiscal 2017, consisting of one new full-line store, 15 new Nordstrom Rack stores, two full-line store relocations and one Nordstrom Rack store relocation:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom - U.S.
Los Angeles, California	Westfield Century City[1]	149	October 6
San Diego, California	University Towne Center[2]	145	October 12

Nordstrom - Canada
Toronto, Ontario	CF Sherway Gardens	140	September 15

Nordstrom Rack
Winter Park, Florida	Winter Park Square	25	March 9
Kildeer, Illinois	Kildeer Village Square	33	April 6
Schererville, Indiana	Shops on Main	25	April 6
Woodbury, Minnesota	CityPlace	26	April 6
Austin, Texas	The Parke	31	April 6
Novato, California	Vintage Oaks Shopping Center	39	May 11
Daly City, California	Serramonte Center[3]	40	Fall
Los Angeles, California	FIGat7th	27	Fall
Noridge, Illinois	Harlem Irving Plaza (The HIP)	33	Fall
Glenarden, Maryland	Woodmore Towne Center	30	Fall
Minneapolis, Minnesota	IDS Center's Crystal Court	39	Fall
New York City, New York	855 6th Avenue	47	Fall
Memphis, Tennessee	Poplar Commons	33	Fall
Frisco, Texas	The Centre at Preston Ridge	33	Fall
Bellevue, Washington	Lincoln Square Expansion	43	Fall
Kirkland, Washington	The Village at Totem Lake	35	Fall
1 Nordstrom plans to relocate its full-line store at Westside Pavilion in Los Angeles to the nearby Westfield Century City.
2 Nordstrom plans to relocate its full-line store at University Towne Center in San Diego to another location within the same center.
3 Nordstrom plans to relocate its Rack store in Colma to the nearby Serramonte Center.

Number of stores	January 28, 2017	January 30, 2016
Nordstrom full-line – U.S.	118	118
Nordstrom full-line – Canada	5	3
Nordstrom Rack	215	194
Other[1]	11	8
Total	349	323
[1] Other includes our Trunk Club clubhouses, Jeffrey boutiques and our Last Chance stores.

Gross square footage	29,792,000	28,610,000

FISCAL YEAR 2017 OUTLOOK
The Company's expectations for fiscal 2017 are as follows:

Net sales (percent)	3 to 4 increase
Comparable sales (percent)	Approximately flat
Retail EBIT	$780 to $840 million
Credit EBIT	Approximately $135 million
Earnings per diluted share (excluding the impact of any future share repurchase)	$2.75 to $3.00
The Company's outlook includes the impact of the 53rd week, which is estimated to add approximately $200 million to total net sales. The 53rd week is not included in comparable sales calculations.
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss fourth quarter 2016 results and fiscal 2017 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers' prepared remarks and the conference call slides, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks and the conference call slides will be available in the Quarterly Earnings section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13654137, until the close of business on March 2, 2017.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 349 stores in 40 states, including 123 full-line stores in the United States, Canada and Puerto Rico; 215 Nordstrom Rack stores; two Jeffrey boutiques; and two clearance stores. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The Company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its seven clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties including, but not limited to, anticipated financial outlook for the fiscal year ending February 3, 2018, anticipated annual total and comparable sales rates, anticipated new store openings in existing, new and international markets, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new domestic and international markets, acquisitions, investments in our stores and online as well as investments in technology, our ability to realize the anticipated benefits from growth initiatives and our ability to provide a seamless experience across all channels; timely and effective execution of our ecommerce initiatives and ability to manage the costs and organizational changes associated with this evolving business model; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management processes and systems, fulfillment processes and systems, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; efficient and proper allocation of our capital resources; our ability to realize the expected benefits, respond to potential risks and appropriately manage costs associated with our program agreement with TD Bank, N.A.; our ability to safeguard our reputation and maintain our vendor relationships; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online, and evolve our business model; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive and promotional retail industry; the timing, price, manner and amounts of share repurchases by the Company, if any, or any share issuances by the Company, including issuances associated with option exercises or other matters; the impact of economic and market conditions and the resultant impact on consumer spending patterns; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns; our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to banking, employment and tax and the outcome of claims and litigation and resolution of such matters; the impact of the current regulatory environment and financial system and health care reforms; and compliance with debt covenants, availability and cost of credit, changes in our credit rating, changes in interest rates, debt repayment patterns and personal bankruptcies. Our SEC reports, including our Form 10-K for the fiscal year ended January 30,

2016, our Form 10-Q for the fiscal quarters ended April 30, 2016, July 30, 2016 and October 29, 2016, and our Form 10-K for the fiscal year ended January 28, 2017, to be filed with the SEC on or about March 20, 2017, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net sales	$4,243	$4,143	$14,498	$14,095
Credit card revenues, net	73	51	259	342
Total revenues	4,316	4,194	14,757	14,437
Cost of sales and related buying and occupancy costs	(2,720)	(2,700)	(9,440)	(9,168)
Selling, general and administrative expenses	(1,172)	(1,170)	(4,315)	(4,168)
Goodwill impairment	—	—	(197)	—
Earnings before interest and income taxes	424	324	805	1,101
Interest expense, net	(31)	(30)	(121)	(125)
Earnings before income taxes	393	294	684	976
Income tax expense	(192)	(114)	(330)	(376)
Net earnings	$201	$180	$354	$600

Earnings per share:
Basic	$1.17	$1.01	$2.05	$3.22
Diluted	$1.15	$1.00	$2.02	$3.15

Weighted-average shares outstanding:
Basic	172.7	178.1	173.2	186.3
Diluted	175.7	180.7	175.6	190.1

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	January 28, 2017	January 30, 2016
Assets
Current assets:
Cash and cash equivalents	$1,007	$595
Accounts receivable, net	199	196
Merchandise inventories	1,896	1,945
Prepaid expenses and other	140	278
Total current assets	3,242	3,014

Land, property and equipment, net	3,897	3,735
Goodwill	238	435
Other assets	481	514
Total assets	$7,858	$7,698

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,340	$1,324
Accrued salaries, wages and related benefits	455	416
Other current liabilities	1,223	1,161
Current portion of long-term debt	661	10
Total current liabilities	3,679	2,911

Long-term debt, net	2,113	2,795
Deferred property incentives, net	521	540
Other liabilities	675	581

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 170.0 and 173.5 shares issued and outstanding	2,707	2,539
Accumulated deficit	(1,794)	(1,610)
Accumulated other comprehensive loss	(43)	(58)
Total shareholders' equity	870	871
Total liabilities and shareholders' equity	$7,858	$7,698

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year Ended
	January 28, 2017	January 30, 2016
Operating Activities
Net earnings	$354	$600
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	645	576
Goodwill impairment	197	—
Amortization of deferred property incentives and other, net	(75)	(79)
Deferred income taxes, net	(15)	142
Stock-based compensation expense	91	70
Tax (deficiency) benefit from stock-based compensation	(1)	15
Excess tax benefit from stock-based compensation	(5)	(15)
Bad debt expense	—	26
Change in operating assets and liabilities:
Accounts receivable	(3)	(56)
Proceeds from sale of credit card receivables originated at Nordstrom	—	1,297
Merchandise inventories	31	(203)
Prepaid expenses and other assets	100	(126)
Accounts payable	16	(2)
Accrued salaries, wages and related benefits	33	(2)
Other current liabilities	181	50
Deferred property incentives	65	156
Other liabilities	34	2
Net cash provided by operating activities	1,648	2,451

Investing Activities
Capital expenditures	(846)	(1,082)
Change in credit card receivables originated at third parties	—	34
Proceeds from sale of credit card receivables originated at third parties	—	890
Other, net	55	14
Net cash used in investing activities	(791)	(144)

Financing Activities
Proceeds from long-term borrowings, net of discounts	—	16
Principal payments on long-term borrowings	(10)	(8)
Defeasance of long-term debt	—	(339)
Increase in cash book overdrafts	4	23
Cash dividends paid	(256)	(1,185)
Payments for repurchase of common stock	(277)	(1,192)
Proceeds from issuances under stock compensation plans	83	94
Excess tax benefit from stock-based compensation	5	15
Other, net	6	37
Net cash used in financing activities	(445)	(2,539)

Net increase (decrease) in cash and cash equivalents	412	(232)
Cash and cash equivalents at beginning of year	595	827
Cash and cash equivalents at end of year	$1,007	$595

NORDSTROM, INC.
STATEMENTS OF EARNINGS — RETAIL BUSINESS
(unaudited; dollar amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom U.S. and Canada full-line stores, Nordstrom.com, Nordstrom Rack stores, Nordstromrack.com/HauteLook, Trunk Club, Jeffrey and our Last Chance clearance stores. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail Business for the quarter and year ended January 28, 2017 compared with the quarter and year ended January 30, 2016:

	Quarter Ended
	January 28, 2017		January 30, 2016
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$4,243	100.0%	$4,143	100.0%
Cost of sales and related buying and occupancy costs	(2,716)	(64.0%)	(2,698)	(65.1%)
Gross profit	1,527	36.0%	1,445	34.9%
Selling, general and administrative expenses	(1,134)	(26.7%)	(1,136)	(27.4%)
Earnings before interest and income taxes	$393	9.3%	$309	7.5%

	Year Ended
	January 28, 2017		January 30, 2016
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$14,498	100.0%	$14,095	100.0%
Cost of sales and related buying and occupancy costs	(9,434)	(65.1%)	(9,161)	(65.0%)
Gross profit	5,064	34.9%	4,934	35.0%
Selling, general and administrative expenses	(4,159)	(28.7%)	(4,016)	(28.5%)
Goodwill impairment	(197)	(1.4%)	—	—%
Earnings before interest and income taxes	$708	4.9%	$918	6.5%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales and comparable sales within our Retail Business:

	Quarter Ended				Year Ended
	January 28, 2017		January 30, 2016		January 28, 2017		January 30, 2016
	Sales	Comp %	Sales	Comp %	Sales	Comp %	Sales	Comp %
Nordstrom full-line stores - U.S.	$2,058	(6.8%)	$2,203	(3.2%)	$7,186	(6.4%)	$7,633	(1.1%)
Nordstrom.com	844	8.0%	782	10.8%	2,519	9.5%	2,300	15.2%
Full-price	2,902	(2.9%)	2,985	0.2%	9,705	(2.7%)	9,933	2.3%

Nordstrom Rack	1,032	(0.5%)	960	(3.0%)	3,809	0.2%	3,533	(1.0%)
Nordstromrack.com/HauteLook	218	29.2%	169	50.4%	700	31.7%	532	47.4%
Off-price	1,250	4.3%	1,129	3.6%	4,509	4.5%	4,065	4.3%

Other retail[1]	171		127		554		378
Total Retail segment	4,323		4,241		14,768		14,376
Corporate/Other	(80)		(98)		(270)		(281)
Total net sales	$4,243	(0.9%)	$4,143	1.0%	$14,498	(0.4%)	$14,095	2.7%
1 Other retail includes Nordstrom Canada full-line stores, Trunk Club and Jeffrey boutiques.

NORDSTROM, INC.
STATEMENTS OF EARNINGS — CREDIT
(unaudited; dollar amounts in millions)
Credit
On October 1, 2015, we completed the sale of a substantial majority of our U.S. Visa and private label credit card portfolio to TD Bank, N.A. ("TD"). Prior to the close of the credit card receivable transaction, credit card revenues included finance charges, interchange fees, late fees and other revenue, recorded net of estimated uncollectible finance charges and fees. We continue to recognize revenue in this manner for the credit card receivables retained subsequent to the close of the transaction.
Following the close of the transaction and pursuant to the program agreement with TD, we receive our portion of the ongoing credit card revenue, net of credit losses, from both the sold and newly generated credit card receivables, which is recorded in credit card revenues, net. Asset amortization and deferred revenue recognition associated with the assets and liabilities recorded as part of the transaction are also recorded in credit card revenues, net.
The following table summarizes the results of our Credit segment for the quarter and year ended January 28, 2017 compared with the quarter and year ended January 30, 2016:

	Quarter Ended		Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Credit card revenues, net	$73	$51	$259	$342
Credit expenses	(42)	(36)	(162)	(159)
Earnings before interest and income taxes	31	15	97	183
Interest expense	—	—	—	(13)
Earnings before income taxes	$31	$15	$97	$170

NORDSTROM, INC.
ADJUSTED EARNINGS AND ADJUSTED EARNINGS PER SHARE
(NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions, except per share amounts)
We believe that Adjusted Earnings and Adjusted Earnings Per Share provides useful information to investors in evaluating our business performance for the quarter and year ended January 28, 2017. The effect of excluding certain items from the net earnings provides management and shareholders an alternative measure to use in evaluating our business performance period over period.
Adjusted Earnings and Adjusted Earnings Per Share are not measures of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, net earnings, earnings per share and diluted earnings per share or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' financial measures and therefore may not be comparable to methods used by other companies. The financial measures calculated under GAAP which are most directly comparable to Adjusted Earnings and Adjusted Earnings Per Share are net earnings and diluted earnings per share, which are reconciled below:

	Quarter Ended January 28, 2017		Year Ended January 28, 2017
	Amount	Amount Per Share	Amount	Amount Per Share
Net earnings	$201	$1.15	$354	$2.02
Trunk Club goodwill impairment	—	—	197	1.12
Tax effect of non-deductible charges in interim period[1]	39	0.22	—	—
Adjusted Earnings	$240	$1.37	$551	$3.14
1 The effect of taxes on the adjustments used to arrive at Adjusted Earnings is calculated based on applying the estimated annual effective tax rate to Adjusted Earnings plus other tax items for each interim period. The fourth quarter tax effect represents the reversal of the tax effect from the third quarter goodwill impairment charge.

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL AND ADJUSTED RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURES)
(unaudited; dollar amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. Excluding certain items from ROIC to arrive at an Adjusted ROIC provides management and shareholders an alternative measure to use in evaluating our results period over period. For the 12 fiscal months ended January 28, 2017, our ROIC decreased compared with the 12 fiscal months ended January 30, 2016, primarily due to reduced earnings largely impacted by the Trunk Club goodwill impairment, while our Adjusted ROIC increased primarily due to the sale of our credit card receivables in 2015.
We define ROIC as our net operating profit after tax divided by our average invested capital using the trailing 12-month average. ROIC and Adjusted ROIC are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC and Adjusted ROIC is return on assets. The following is a reconciliation of the components and adjustments to ROIC and return on assets:

	12 Fiscal Months Ended
	January 28, 2017			January 30, 2016
	Unadjusted	Adjustments[1]	Adjusted
Net earnings	$354	$197	$551	$600
Add: income tax expense	330	—	330	376
Add: interest expense	122	—	122	125
Earnings before interest and income tax expense	806	197	1,003	1,101

Add: rent expense	202	—	202	176
Less: estimated depreciation on capitalized operating leases[2]	(108)	—	(108)	(94)
Net operating profit	900	197	1,097	1,183

Less: estimated income tax expense	(416)	—	(416)	(456)
Net operating profit after tax	$484	$197	$681	$727

Average total assets	$7,917	$45	$7,962	$9,076
Less: average non-interest-bearing current liabilities[3]	(3,012)	—	(3,012)	(2,993)
Less: average deferred property incentives and deferred rent liability[3]	(644)	—	(644)	(548)
Add: average estimated asset base of capitalized operating leases[4]	1,512	—	1,512	1,236
Average invested capital	$5,773	$45	$5,818	$6,771

Return on assets	4.5%			6.6%
ROIC/Adjusted ROIC	8.4%		11.7%	10.7%

1 The adjustments for the 12 months ended January 28, 2017 are due to the goodwill impairment charge of $197 related to Trunk Club.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. Asset base is calculated as described in footnote 4 below.
3 Balances associated with our deferred rent liability have been classified as long-term liabilities in the current period.
4 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 2.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of January 28, 2017, our Adjusted Debt to EBITDAR was 2.4, compared with 2.2 as of January 30, 2016. This increase was primarily driven by an increase in our estimated capitalized operating lease liability.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2016[1]	2015[1]
Debt	$2,774	$2,805
Add: estimated capitalized operating lease liability[2]	1,616	1,405
Less: fair value hedge adjustment included in long-term debt	(12)	(24)
Adjusted Debt	$4,378	$4,186

Net earnings	$354	$600
Add: income tax expense	330	376
Add: interest expense, net	121	125
Earnings before interest and income taxes	805	1,101

Add: depreciation and amortization expenses	645	576
Add: rent expense	202	176
Add: non-cash acquisition-related charges[3]	198	9
EBITDAR	$1,850	$1,862

Debt to Net Earnings	7.8	4.7
Adjusted Debt to EBITDAR	2.4	2.2
1 The components of Adjusted Debt are as of January 28, 2017 and January 30, 2016, while the components of EBITDAR are for the 12 months ended January 28, 2017 and January 30, 2016.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.
3 Our revolver agreement stipulates that non-cash charges (including goodwill or other impairment charges) related to acquisitions be deducted in determining net earnings for purposes of our debt covenant calculation. As such, the Trunk Club goodwill impairment of $197 has been added back to arrive at EBITDAR for the 12 months ended January 28, 2017.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the year ended January 28, 2017, Free Cash Flow decreased to $550 compared with $1,131 for the year ended January 30, 2016, primarily due to proceeds received in 2015 related to the sale of credit card receivables.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	January 28, 2017	January 30, 2016
Net cash provided by operating activities	$1,648	$2,451
Less: capital expenditures	(846)	(1,082)
Less: cash dividends paid	(256)	(1,185)
Add: proceeds from sale of credit card receivables originated at third parties	—	890
Add: change in credit card receivables originated at third parties	—	34
Add: change in cash book overdrafts	4	23
Free Cash Flow	$550	$1,131